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Exhibit 10.22

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exclusive License Agreement
Between
The Regents of the University of California and Prometheus Laboratories, Inc.

        This license agreement ("Agreement") is effective this 1st day of December, 1999 (the "Effective Date"), by and between The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through the offices of The University of California, Los Angeles located at 405 Hilgard Avenue, Los Angeles, California 90095-1406 and Prometheus Laboratories, Inc. ("Prometheus"), a California corporation, having a principal place of business at 5739 Pacific Center Boulevard, San Diego, California 92121.

Recitals

        Whereas, certain inventions (the "UCLA Inventions"), useful for diagnostic testing, disease management and isolation of therapeutic targets and candidates were made in the course of inflammatory bowel research (the "UCLA Research") at the University of California, Los Angeles ("UCLA") by Dr. Jonathan Braun ("Dr. Braun") et al. and are claimed in the Patent Rights defined below; and

        Whereas, certain other inventions (the "Joint Inventions"), also useful for diagnostic testing, disease management and isolation of therapeutic targets and candidates were made jointly by (i) Dr. Braun et al. in the course of the UCLA Research and (ii) Dr. Stephen Targan et al. in the course of similar research at Cedars-Sinai Medical Center ("CSMC") and are also claimed in the Patent Rights defined below; and

        Whereas, in this Agreement the UCLA Inventions and the Joint Inventions shall be collectively referred to as the "Invention"; and

        Whereas, concurrently with the execution of this Agreement, Prometheus is entering into an agreement or amendment with CSMC for the license from CSMC of CSMC's interest in the Joint Inventions;

        Whereas, Prometheus entered into a Secrecy Agreement ("Secrecy Agreement"), having U.C. Agreement Control No. LA99-058-01, effective March 19, 1999 that allowed Prometheus to evaluate its interest in taking a license to the Invention; Whereas, the Invention was made in work done in conjunction with Prometheus and funding provided by the NIH; and

        Whereas, under 35 USC 200-212, The Regents may elect to retain title to any invention (including the Invention) made by it under U.S. Government funding; Whereas, if The Regents elects to retain title to the Invention, then the law requires that The Regents grant to the U.S. Government a nontransferable, paid-up, nonexclusive, irrevocable license to use the Invention by or on behalf of the U.S. Government throughout the world for the purposes set forth in said law;

        Whereas, The Regents elected to retain title to the Invention and granted the required licenses to the U.S. Government;

        Whereas, Dr. Braun is an employee of UCLA;

        Whereas, Prometheus is a "small entity" as defined in 37 CFR §1.9 and a "small-business concern" defined in 15 U.S.C. §632;

        Whereas, both parties recognize that royalties due under this Agreement will be paid on pending patent applications and issued patents;

        Whereas, Prometheus requested a license of certain rights from The Regents to commercialize the Invention; and

        Whereas, The Regents responded to the request of Prometheus by granting the following rights to Prometheus so that the products and other benefits derived from the Invention can be enjoyed by the general public.

        The parties agree as follows:

1.    Definitions

        As used in this Agreement, the following terms will have the meaning set forth below:

        1.1   "Patent Rights" means the Regents' interest in all U.S. patents and patent applications and foreign patents and patent applications assigned to The Regents, including any reissues, extensions, substitutions, continuations, and divisions, and continuations-in-part applications (only to the extent, however, that claims in the continuation-in-part applications are enabled and specifically described in the specification of the parent patent application) based on and including any subject matter claimed in or covered by the U.S. patent applications set forth on Exhibit A hereto.

        1.2   "Patent Product(s)" means:

    i.
    any kit, composition of matter, material, or product;

    ii
    any kit, composition of matter, material, or product to be used in a manner requiring the performance of the Patent Method; or

    iii
    any kit, composition of matter, material, or product produced by the Patent Method;

to the extent that the manufacture, use, or sale of such kit, composition of matter, material, or product, in a particular country, would be covered by or infringe, but for the licenses granted to Prometheus pursuant to this Agreement and pursuant to the 1996 License Agreement, an unexpired claim of a patent or pending claim of a patent application were it issued as a claim in a patent under Patent Rights in that country in which such patent has issued or application is pending. This definition of Patent Products also includes a service either used by Prometheus or provided by Prometheus to its customers when such service requires the practice of the Patent Method.

        1.3   "Patent Method" means any process or method covered by the claims of a patent application or patent within Patent Rights or the use or practice of which would constitute in a particular country, but for the license granted to Prometheus pursuant to this Agreement and pursuant to the CSMC License Agreement, an infringement of an unexpired claim of a patent or pending claim of a patent application were it issued as a claim in a patent within Patent Rights in that country in which the Patent Method is used or practiced.

        1.4   "Net Sales" means the amount collected from the sale of Patent Products by Prometheus, an Affiliate, a Joint Venture, or a sublicensee to independent third parties for cash or other forms of consideration in accordance with generally accepted accounting principles limited to the following deductions (if not already deducted from the gross invoice price and at rates customary within the industry): (a) allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of Patent Products, whether in cash or Patent Products in lieu of cash); (b) freight, transport packing, insurance charges associated with transportation; and (c) taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales. Where Prometheus distributes Patent Products for end use to itself, an Affiliate, a Joint Venture, or a sublicensee, then such distribution will be considered a sale at the price normally charged to independent third parties, and The Regents will be entitled to collect a royalty on such sale in accordance with Article 3. (Royalties).

        1.5   "Affiliate(s)" of Prometheus means any entity which, directly or indirectly, controls Prometheus, is controlled by Prometheus, or is under common control with Prometheus ("control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the power to direct at least forty percent (40%) of the voting rights entitled to elect directors) provided, however, that in any country where the local law will not permit foreign equity participation of a majority, then an "Affiliate" will include any company in which Prometheus owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Each reference to Prometheus herein will be meant to include its Affiliates.

        1.6   "Joint Venture" means any separate entity established pursuant to an agreement between a third party and Prometheus to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, sells, or acquires Patent Products from Prometheus. Each reference to Prometheus herein will be meant to include its Joint Venture(s).

        1.7   "Field of Use" means all diagnostic uses.

        1.8   "Invention" has the meaning as defined in Recitals Paragraph 3.

        1.9   "Joint Inventions" has the meaning as defined in Recitals Paragraph 2.

        1.10 "UCLA Inventions" has the meaning as defined in Recitals Paragraph 1.

        1.11 "Territory" shall mean the World.

        1.12 "Funding Agencies" shall mean any public or private granting agencies which have provided funding to The Regents or any of its investigators for the development of any of the Patent Rights prior to the Effective Date.

        1.13 "1996 License Agreement" shall mean, collectively, (i) the Exclusive License Agreement dated August 14, 1996 between The Regents, Cedars-Sinai Medical Center and Prometheus; and (ii) the Partial Assignment and Consent dated December 16, 1996 pursuant to which Prometheus assigned to Santarus certain rights relating to human therapeutic products.

        1.14 "Combination Product" shall mean any product which is a Patent Product and which also contains other product(s) or component(s) ("Other Product"), which Other Product (i) is not a Patent Product; (ii) the sale, use or import of which, by itself, does not contribute to the infringement of the Patent Rights; (iii) can be sold separately by Licensee; and (iv) enhances the market price of the final Patent Product(s) sold, used or imported by Licensee.

2.    Grant

        2.1    License.    Subject to the limitations set forth in this Agreement and subject to the licenses granted to the U.S. Government as set forth in the Recitals above, The Regents hereby grants to Prometheus an exclusive license under the Patent Rights, in the Territory, in the Field of Use, to conduct research in the Field of Use using the Patent Rights and to make, have made, use, sell, have sold, offer for sale, and import Patent Products and to practice the Patent Method The license is exclusive for the life of the Patent Rights.

        2.2    U.S. Government Rights.    The licenses granted hereunder will be subject to the overriding obligations to the U.S. Government including those set forth in 35 U.S.C. 200-212 and applicable governmental implementing regulations.

        2.3    Government Regulations.    The manufacture of Patent Products and the practice of the Patent Method will be subject to applicable government importation laws and regulations of a particular country on Patent Products made outside the particular country in which such Patent Products are used or sold.

        2.4    Sublicense Right.    The Regents also grants to Prometheus the right to issue sublicenses to third parties to conduct research in the Field of Use using the Patent Rights and to make, have made, use, sell, have sold, offer for sale, and import Patent Products and to practice the Patent Method, provided Prometheus retains current exclusive rights thereto under this Agreement. To the extent applicable, such sublicenses will include all of the rights of and obligations due to The Regents (and, if applicable, the United States Government) that are contained in this Agreement including payment of royalties at the rates provided for in Article 3 (Royalties).

        2.5    Sublicense Obligations.    Prometheus will notify The Regents of each sublicense granted hereunder and provide The Regents with a copy of each sublicense and royalty report upon request. Prometheus will collect and pay all fees and royalties due The Regents as set forth in Paragraph 3.1 below (and guarantee all such payments due) from the sublicensees. Prometheus will require the sublicensees to provide it with royalty reports in accordance with the provisions herein.

        2.6    Effect of Termination on Sublicenses.    Upon termination of this Agreement for any reason, such The Regents, at its sole discretion, will determine whether any or all sublicenses will be canceled or assigned to The Regents.

        2.7    Publication; Use of Technical Data.    Nothing in this Agreement will be deemed to limit the right of The Regents to publish any and all technical data resulting from any research performed by The Regents relating to the Invention and to make and use the Invention, Patent Product(s), Patent Method(s), and associated technology solely for educational and research purposes and for purposes not covered by this Agreement.

        2.8    Other Agreements.    The parties acknowledge and agree that, concurrently with the execution of this Agreement, the parties are also entering into the following agreements: (i) a license agreement between The Regents and Santarus, Inc. ("Santarus") for the license of the Inventions in the therapeutic field of use (the "Santarus License Agreement"); and (ii) an amendment to the 1996 License Agreement to include the license from CSMC to Prometheus (in the diagnostic field of use) and to Santarus (in the therapeutic filed of use) of CSMC's interest in the Joint Inventions.

3.    Royalties

        3.1    Earned Royalty.    As further consideration for all the rights and licenses granted to Prometheus, Prometheus and its sublicensees will pay to The Regents an earned royalty at the following rates:

  (i)
  [***] percent ([***]%) based on the Net Sales of Patent Products manufactured or sold in countries where there are pending patent applications or existing patents within the Patent Rights; and

  (ii)
  [***] percent ([***]%) based on the Net Sales of Patent Products not or sold in countries where there are pending patent applications or existing patents within the Patent Rights.

        3.2    Accrual of Earned Royalties.    Paragraphs 1.1,1.2, and 1.3 define Patent Rights, Patent Products, and Patent Method, so that royalties will be payable on Patent Products and Patent Method covered by both pending patent applications and issued patents. Earned royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Patent Products are invoiced, or if not invoiced, when delivered to a third party or to itself, an Affiliate, Joint Venture, or the sublicensee in the case where such delivery of the Patent Products to Prometheus, an Affiliate, Joint Venture, or the sublicensee is intended for end use or sold for some financial return. By way of example and not limitation, earned royalties will not accrue on the delivery of sales samples or units used for clinical trials.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

        3.3    Right of Offset.    In the event that Prometheus reasonably determines that any Patent Product infringes upon the patent rights of a third party and is obliged to obtain a license under such right, then, in lieu of any other right or remedy, Prometheus shall have the right to deduct (at a rate of [***] percent ([***]%) for every one percent royalty rate of such third party license) from the royalties otherwise due and payable hereunder or the amount, up to a maximum of [***] percent ([***]%) of the royalties otherwise payable, that Prometheus is obliged to pay under the license in order to obtain from the third party whose rights are so infringed the right to the Patent Product.

        3.4    Combination Products.    In the event that a Patent Product is also a Combination Product, then the Net Sales on which earned royalties are payable by the Licensee shall be calculated as hereinafter set forth. The Net Sales on which an earned royalty is payable for the sale of a Combination Product shall be the portion of the total sales price of the Combination Product equal to the fair market value of the Patent Product (on which Net Sales Licensee shall pay the royalty rate set forth herein) as compared to the fair market value of all products and components of the Combination Product (i.e., the sales price of the Combination Product). The values described above shall be determined by the parties hereto in good faith negotiations, based upon the then available facts and circumstances, particularly, for example, data as to the sale price of the distinct components when sold separately, or the increased sales price of a Combination Product when it has the particular component, as distinguished from the sales price of the same or similar product when it does not have the particular component.

        3.5    Timing of Payment.    Royalties accruing to The Regents will be paid to The Regents quarterly on or before the following dates of each calendar year:

  •
  March 31 for the calendar quarter ending December 31;

  •
  June 30 for the calendar quarter ending March 31;

  •
  September 30 for the calendar quarter ending June 30; and

  •
  December 31 for the calendar quarter ending September 30.

        3.6    Amount of Payment.    Each such payment will be for royalties which accrue up to the most recently completed calendar quarter of Prometheus.

        3.7    1996 License Agreement; Multiple Patents.

  (a)
  Pursuant to the 1996 License Agreement between Prometheus, The Regents and CSMC, Prometheus was obligated to pay certain royalties jointly to The Regents and CSMC for products produced using the patent rights licensed under the 1996 License Agreement (the "Original Patent Rights"). The parties acknowledge that the 1996 License Agreement will continue to cover the payment of royalties under the Original Patent Rights to both The Regents and CSMC.

  (b)
  The purpose of this Agreement, currently being entered into between The Regents and Prometheus, is to cover the license of additional patent rights, herein referred to as the Patent Rights, to Prometheus by The Regents. Therefore, (i) this Agreement covers the payment of royalties under the Patent Rights to only The Regents for the Inventions (including UCLA Inventions which are solely owned by The Regents and Inventions which are Joint Inventions which are jointly owned by The Regents and CSMC); and (ii) the 1996 License Agreement will be amended to provide that the 1996 License Agreement covers the payment of royalties under the Patent Rights to CSMC for the Inventions (including Inventions which are Joint Inventions which are jointly owned by The Regents and CSMC).

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  (c)
  For the avoidance of doubt, the parties hereby agree that, notwithstanding how many patents or patent applications under the Original Patent Rights or the current Patent Rights being licensed under this Agreement are utilized for a single Patent Product, only one royalty will be earned on the sale of that Patent Product (i.e., the maximum basic rate to be applied would be [***]%.) The parties also agree that if the Patent Rights utilized for a Patent Product cover a Joint Invention, and/or if both Original Patent Rights and current Patent Rights are utilized in a Patent Product, and Prometheus is obligated to pay royalties to under the 1996 License Agreement in addition to the royalties due The Regents hereunder, then (i) the total combined royalty payable by Prometheus to both The Regents and CSMC (under both this Agreement and the 1996 License Agreement) may not exceed [***]% of Net Sales of the Patent Product; and (ii) Prometheus will pay (a) [***]% of the total earned royalty (under both this Agreement and the 1996 License Agreement) on a Patent Product which is a Joint Invention to The Regents and (b) [***]% of the total earned royalty (under both this Agreement and the 1996 License Agreement) on a Patent Product which is a Joint Invention to CSMC.

        3.8    Currency.    All monies due The Regents will be payable in United States funds collectible at par in San Francisco, California. When Patent Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Patent Products were sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the reporting period.

        3.9    Taxes.    Earned royalties on Net Sales of Patent Products occurring in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country except those taxes, fees, and charges allowed under the provisions of Paragraph 1.4 (Net Sales). The Regents and Prometheus shall each be responsible for its own bank transfer charges.

        3.10    Invalidity of Patents.    In the event that any patent or any claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction, unappealable or unappealed, and it is commercially unfeasible to appeal, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom will cease as of the date of such final decision. Prometheus will not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim that has not expired or that is not involved in such decision.

        3.11    Sales to U.S. Government.    No royalties will be collected or paid hereunder to The Regents on Patent Products sold to the account of the U.S. Government. Prometheus and its sublicensees will reduce the amount charged for Patent Products distributed to the United States Government by an amount equal to the royalty for such Patent Products otherwise due The Regents as provided herein.

        3.12    No Duplicative Royalties.    In those circumstances in which a royalty is payable to The Regents from the sale of a Patent Product by a licensee of Prometheus, and in which a royalty is also payable to Prometheus from the sale of the same Patent Product by the same licensee, then Prometheus shall not be required to pay a royalty to The Regents with respect to the royalties so received by Prometheus on the same Patent Product, if and to the extent the required royalty is received by The Regents from the licensee. This exclusion is intended to avoid the payment of duplicative royalties, shall be strictly construed, and shall not apply to other forms of compensation paid to Prometheus by its licensees.

        3.13    Reduction in Royalty Rate.    In the event that no patent with respect to any Patent Rights issues within [***] years of the Effective Date, then the royalty payable on the sale of a Patent Product shall be reduced to [***]% of the amount of the Net Sales Price received by Prometheus or its licensee therefore. This reduction shall apply prospectively only, and shall continue only until such time, if ever, a patent covering such Patent Right is issued.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.    Due Diligence

        4.1    Commercially Reasonable Efforts.    Prometheus, upon execution of this Agreement, will use commercially reasonable efforts to develop, manufacture, market and sell Patent Products in commercially reasonable quantities sufficient to meet the market demands therefor.

        4.2    Business Judgment.    Prometheus will be entitled to exercise prudent and reasonable business judgment in the manner in which it meets its due diligence obligations hereunder. In no case, however, will Prometheus be relieved of its obligations to meet the due diligence provisions of this Article 4 (Due Diligence).

        4.3    Government Approvals.    Prometheus will obtain all necessary governmental approvals in each country it chooses to manufacture, use, or sell Patent Products.

        4.4    Diligence Milestones.    If Prometheus is unable to fill the market demand for Patent Products following commencement of marketing at any time during the exclusive period of this Agreement; then The Regents will have the right and option to terminate this Agreement or reduce the exclusive licenses granted to Prometheus to non-exclusive licenses in accordance with Paragraph 4.6 hereof. The exercise of this right and option by The Regents supersedes the rights granted in Article 2 (Grant). If additional patents are added to the Patent Rights, appropriate diligence milestones for the Inventions covered by such patents will be mutually agreed to by the parties and added to this Section.

        4.5    Development Expenditures.    In addition to the obligations set forth above, Prometheus will spend an aggregate of not less than $[***] for the development and marketing of Patent Products during the first 5 years of this Agreement.

        4.6    Exercise of Rights.    To exercise either the right to terminate this Agreement or reduce the exclusive licenses granted to Prometheus to non-exclusive licenses for lack of diligence required in this Article 4 (Due Diligence), The Regents will give Prometheus written notice of the deficiency. Prometheus thereafter has 120 days to cure the deficiency and provide The Regents with written notice of such cure. If Prometheus has not cured the deficiency within the 120-day period and has not provided written tangible evidence to The Regents thereof, then The Regents may, at its option, terminate this Agreement or reduce the exclusive licenses granted to Prometheus to non-exclusive licenses by giving written notice to Prometheus. These notices will be subject to Article 15 (Notices).

5.    Progress and Royalty Reports

        5.1    Royalty Reports.    Commencing ninety (90) days after the first commercial sale of a Patent Product, Prometheus will provide The Regents with quarterly royalty reports to The Regents on or before each February 28, May 31, August 31, and November 30 of each year. Each such royalty report will cover the most recently completed calendar quarter of Prometheus (October through December, January through March, April through June, and July through September) and will show:

  5.1a
  the gross sales and Net Sales of Patent Products sold by Prometheus and reported to Prometheus as sold by its sublicensees during the most recently completed calendar quarter;

  5.1b
  the number of Patent Products sold or distributed by Prometheus and reported to Prometheus as sold or distributed by its sublicensees;

  5.1c
  the royalties, in U.S. dollars, payable hereunder with respect to Net Sales; and

  5.1d
  the exchange rates used, if any.

        5.2    No Sales.    If no sales of Patent Products have been made during any reporting period after the first commercial sale of a Patent Product, then a statement to this effect is required.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.    Books and Records

        6.1    Prometheus' Obligation.    Prometheus will keep books and records accurately showing all Patent Products manufactured, used, and/or sold under the terms of this Agreement. Such books and records will be preserved for at least five years after the date of the royalty payment to which they pertain and will be open to inspection by representatives or agents of The Regents at reasonable times to determine the accuracy of the books and records and to determine compliance by Prometheus with the terms of this Agreement.

        6.2    Audit Expenses.    The fees and expenses of representatives of The Regents performing such an examination will be borne by The Regents. However, if an error in royalties of more than [***] Dollars ($[***]) for any year is discovered, then the fees and expenses of these representatives will be borne by Prometheus.

7.    Life of the Agreement

        7.1    Term.    Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the Effective Date recited on page one and shall expire on a country-by-country basis, on the date upon which the last to expire of the patents covering the Patent Rights shall expire, or until the last patent application licensed under this Agreement is abandoned.

        7.2    Survival.    Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 6	Books and Records
Article 10	Disposition of Patent Products on Hand Upon Termination
Article 11	Use of Names and Trademarks
Article 12	Limited Warranty
Article 14	Indemnification
Article 19	Failure to Perform
Article 24	Confidentiality

        7.3    Effect of Termination.    Any termination of this Agreement shall not relieve Prometheus of its obligation to pay any monies due or owing at the time of such termination and shall not relieve any obligations, of either party to the other party, established prior to termination.

8.    Termination for Cause

  (a)
  By The Regents. If Prometheus should violate or fail to perform any term or covenant of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to Prometheus. If Prometheus should fail to repair such default within 90 days after the date of such notice takes effect, The Regents will have the right to terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to Prometheus. If a Notice of Termination is sent to Prometheus, this Agreement will automatically terminate on the date such notice takes effect. Such termination will not relieve Prometheus of its obligation to pay any royalty or license fees owing at the time of such termination and will not impair any accrued right of The Regents. These notices will be subject to Article 15 (Notices).

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  (b)
  By Prometheus. If The Regents should violate or fail to perform any term or covenant of this Agreement, then Prometheus may give written notice of such default ("Notice of Default") to The Regents. If The Regents should fail to repair such default within 90 days after the date such notice takes effect, Prometheus will have the right to terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to The Regents. If a Notice of Termination is sent to The Regents, this Agreement will automatically terminate on the date such notice takes effect. Such termination will not impair any accrued right of Prometheus. These notices will be subject to Article 15 (Notices).

  (c)
  Right to Institute Legal Actions. Notwithstanding the termination provisions of this Paragraph 8, The Regents and Prometheus may institute any other legal action or pursue any other remedy against the other party permitted by applicable law if the other party does not substantially cure any breach or default of any material obligation as provided herein.

9.    Discretionary Termination by Prometheus

        9.1    Scope of Right.    Prometheus will have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to The Regents. Such Notice of Termination will be subject to Article 15 (Notices) and termination of this Agreement will be effective 90 days after the effective date thereof.

        9.2    Effect of Termination.    Any termination pursuant to the above paragraph will not relieve Prometheus of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Prometheus or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of The Regents arising under this Agreement prior to such termination. Such termination will not relieve Prometheus of its obligation to pay any fees or royalties owing at the time of such termination and will not impair any accrued right of The Regents.

10.    Disposition of Patent Products on Hand Upon Termination

        10.1 Upon termination of this Agreement, Prometheus will have the privilege of selling of all previously made or partially made Patent Products, but no more, within a period of six (6) months following the effective date of termination, provided, however, that the sale of such Patent Products will be subject to the terms of this Agreement including, but not limited to the payment of royalties based on the Net Sales of Patent Products at the rates and at the times provided herein and the rendering of reports in connection therewith.

11.    Use of Names and Trademarks

        11.1    No Right to Use Name.    Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law or consented to in writing by The Regents, the use by Prometheus of the name "The Regents of the University of California" or the name of any campus of the University of California for use in advertising, publicity, or other promotional activities is expressly prohibited. Notwithstanding the foregoing, Prometheus may disclose and report that Prometheus has entered into this Agreement with The Regents after receiving prior approval from The Regents of the text of the disclosure, which approval will not be unreasonably withheld.

        11.2    Terms of Agreement.    It is understood that The Regents will be free to release to the inventors and senior administrative officials employed by The Regents the terms of this Agreement upon their request. If such release is made, The Regents will request that such terms will be kept in confidence in accordance with the provisions of Article 24 (Confidentiality) and not be disclosed to others. It is further understood that should a third party inquire whether a license to Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (Grant) to such third party, but will not disclose the name of Prometheus, except where The Regents is required to release such information under either the California Public Records Act or other applicable law.

12.    Limited Warranty

        12.1    Scope.    The Regents warrants to Prometheus (i) that it has the lawful right to grant this license; and (ii) to the extent of the knowledge of The Regents' patent administrator responsible for administration of the Patent Rights licensed hereunder, The Regents are the sole owner of the Patent Rights covering the UCLA Inventions, and The Regents and CSMC are the sole joint owners of the Patent Rights covering the Joint Inventions.

        12.2    Disclaimer.    This license and the associated Invention, Patent Rights, Patent Products, and Patent Methods are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, PATENT PRODUCTS, OR PATENT METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

        12.3    No Consequential Damages.    IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION, PATENT RIGHTS, PATENT METHOD, OR PATENT PRODUCTS.

        12.4    No Implied Obligations.    Nothing in this Agreement will be construed as:

  12.4a
  a warranty or representation by The Regents as to the validity, enforceability, or scope of any Patent Rights; or

  12.4b
  a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

  12.4c
  an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 13 (Patent Infringement); or

  12.4d
  conferring by implication, estoppel, or otherwise any license or rights under any patent of The Regents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights; or

  12.4e
  an obligation to furnish any know-how not provided in Patent Rights.

13.    Patent Matters

        13.1    Prosecution.    The Regents will diligently prosecute and maintain the United States and foreign patents comprising Patent Rights using counsel of its choice, and The Regents will instruct its patent counsel to furnish to Prometheus whenever possible with copies of all relevant documentation and any proposed United States or foreign filings at least thirty (30) days prior to the date of filing, so that Prometheus may be currently and promptly informed and apprised of the continuing prosecution, and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Prometheus has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office or The Regents must act to preserve Patent Rights, The Regents will be free to respond appropriately without consideration of comments by Prometheus, if any. Both parties hereto will keep this documentation in confidence in accordance with the provisions of Article 24 (Confidentiality) herein. Counsel for The Regents will take instructions only from The Regents. Notwithstanding the foregoing, The Regents shall give due consideration to the requests of Prometheus concerning submissions of documents to government patent offices.

        13.2    Amendments Requested by Prometheus.    The Regents will use all reasonable efforts to amend any patent application to include claims requested by Prometheus and required to protect the Patent Products contemplated to be sold or Patent Method to be practiced under this Agreement.

        13.3    Extensions.    The Regents and Prometheus will cooperate in applying for an extension of the term of any patent included within Patent Rights, if appropriate, under the Drug Price Competition and Patent Term Restoration Act of 1984. Prometheus will prepare all such documents, and The Regents will execute such documents and will take such additional action as Prometheus may reasonably request in connection therewith.

        13.4    Foreign Filings.    The Regents will, at the request of Prometheus, file, prosecute, and maintain patent applications and patents covered by Patent Rights in foreign countries if available. Prometheus must notify The Regents within seven months of the filing of the corresponding United States application of its decision to request The Regents to file foreign counterpart patent applications. This notice concerning foreign filing must be in writing and must identify the countries desired. The absence of such a notice from Prometheus to The Regents within the seven month period will be considered an election by Prometheus not to request The Regents to secure foreign patent rights on behalf of Prometheus. The Regents will have the right to file patent applications at its own expense in any country Prometheus has not included in its list of desired countries, and such applications and resultant patents, if any, will not be included in the licenses granted under this Agreement.

        13.5    Prosecution Expenses.    All present and future costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications and all costs and fees relating to the preparation and filing of patents covered by Patent Rights will be borne by Prometheus.

        13.6    Term of Obligation.    The obligation of Prometheus to underwrite and to pay patent preparation, filing, prosecution, maintenance, and related costs will continue for costs incurred until thirty (30) days after receipt by either party of a notice of termination ("Notice of Termination") of this Agreement or license with respect to a particular patent or patent application within the Patent Rights. Prometheus will reimburse The Regents for all patent costs incurred during the term of this Agreement and for thirty (30) days thereafter whether or not invoices for such costs are received during the thirty-day period after receipt of a Notice of Termination. Prometheus may with respect to any particular patent application or patent terminate its obligations in any or all designated countries upon thirty (30) days written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that Prometheus will have no further licenses hereunder.

        13.7    Small Entity Status.    Prometheus will notify The Regents of any change of its status as a small entity (as defined by the United States Patent and Trademark Office) and of the first sublicense granted to an entity that does not qualify as a small entity as defined therein.

        13.8    Patent Marking.    Prometheus will mark all Patent Products made, used, or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

        13.9    Instructions to Counsel.    The Regents have given instructions to The Regents' patent counsel to forward all relevant patent prosecution documentation covered in the Patent Rights to Prometheus simultaneously when forwarding such documentation to The Regents so long as this Agreement is active. Prometheus may request that The Regents supply estimates of patent expenses associated with the filing and prosecution of foreign and United States patents in the Patent Rights, and The Regents shall make reasonable efforts to supply such information to Prometheus on a timely basis. Prometheus may also request estimates of such expenses from The Regents' patent counsel if Prometheus desires to do so.

        13.10    Patent Infringement.    In the event that either party learns of the substantial infringement of any patent licensed under this Agreement, such party will call the attention of the other party thereto in writing and will provide the other party with reasonable evidence of such infringement. Both parties to this Agreement acknowledge that during the period and in a jurisdiction where Prometheus has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably withheld. Both parties will use their best efforts in cooperation with each other to terminate such infringement without litigation.

        13.11    Enforcement.    If Prometheus desires that Patent Rights be enforced against infringers, Prometheus either may request permission from The Regents to file suit against the infringement of Patent Rights or may request that The Regents take legal action against the infringement of Patent Rights. Such request must be made in writing and must include reasonable evidence of such infringement and damages to Prometheus. If the infringing activity has not been abated within 90 days following the effective date of such request, The Regents will have the right to elect to:

  13.11a
  commence suit on its own account; or in the case of Joint Inventions, jointly with the co-owner; or

  13.11b
  refuse to participate in such suit; and

The Regents will give notice of its election in writing to Prometheus by the end of the 100th day after receiving notice of such request from Prometheus. Prometheus may thereafter bring suit for patent infringement if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Prometheus had exclusive rights under this Agreement. However, in the event Prometheus elects to bring suit in accordance with this Paragraph, The Regents may thereafter join such suit at its own expense.

        13.12    Infringement Expenses.    Such legal action as is decided upon will be at the expense of the party on whose behalf the suit is brought and all recoveries recovered thereby will belong to such party, provided, however, that legal action brought jointly by The Regents and Prometheus and participated in by both will be at the joint expense of the parties and all recoveries will be allocated in the following order: a) to each party reimbursement in equal amounts of the attorney's costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each party; and b) any remaining amount shared jointly by them in proportion to the share of expenses paid by each party.

        13.13    Cooperation.    Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Prometheus.

        13.14    1996 License Agreement.    As both The Regents and CSMC have an ownership interest in the Joint Inventions, the license of the Patent Rights covering such Joint Inventions to Prometheus is covered by both (i) this Agreement (for license of The Regents' interest in the Patent Rights); and (ii) the 1996 License Agreement (for license of CSMC's interest in the Patent Rights). This Agreement provides The Regents with certain rights with respect to prosecution and maintenance and other matters affecting The Regent's interest in the Patent Rights, while the 1996 License Agreement provides CSMC with certain rights with respect to CSMC's interest in the Patent Rights. The administrative procedures and obligations of Prometheus with respect to protecting such rights are not completely consistent with respect to both agreements; therefore, The Regents agree to cooperate in all reasonable respects in order to assist Prometheus in fulfilling its obligations under both this Agreement as well as the 1996 License Agreement. In the event of a conflict between the agreements relating to third party infringement matters, The Regents and Prometheus will work in good faith with CSMC to reach an equitable resolution of any such matters.

14.    Indemnification

        14.1    Obligation.    Prometheus will (and require its sublicensees to) indemnify, hold harmless, and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; the inventors of any invention covered by patents or patent applications in Patent Rights (including the Patent Products and Patent Method contemplated thereunder) and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability.

        14.2    Insurance.    Prometheus, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain products liability insurance (or an equivalent program of self-insurance) in a minimum of $[***] in coverage per occurrence and, upon initiation of any human clinical studies using a therapeutic molecule covered by the Patent Rights, Prometheus shall have first increased its insurance coverage to a minimum of $[***] in the aggregate. It should be expressly understood, however, that the coverages and limits referred to under the above will not in any way limit the liability of Prometheus. Prometheus will furnish The Regents with certificates of insurance evidencing compliance with all requirements upon written request of The Regents. Such certificates will:

  14.2a
  Provide for 30 day advance written notice to The Regents of any modification;

  14.2b
  Indicate that The Regents has been endorsed as an additional Insured under the coverages referred to under the above; and

  14.2c
  Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

If, in the future, reasonable reductions and deletions are recommended by an independent professional insurance consultant, in view of the nature of Prometheus' business activities and the availability of reasonably priced insurance coverage, then The Regents will consider such reductions or deletions. Nothing in the preceding sentence, however, shall obligate The Regents to make such reductions or deletions.

        14.3    Notification.    The Regents will promptly notify Prometheus in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 15 (Indemnification). Prometheus will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 14 (Indemnification).

15.    Notices

        15.1 Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective:

  15.1a
  on the date of delivery if delivered in person;

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

  15.1b
  on the date of mailing if mailed by first-class certified mail, postage paid; or

  15.1c
  on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice of payment;

to the respective addresses given below, or to another address as designated in writing by the party changing its prior address.

In the case of Prometheus:	Prometheus Laboratories, Inc. 5739 Pacific Center Blvd. San Diego, CA 92121 Telephone: 619-824-0892 Facsimile: 619-350-7941 Attention: Mike Walsh, President & CEO
In the case of The Regents:
The Regents of the University of California
University of California, Los Angeles
Office of Sponsored Research
Box 951406, 1401 Ueberroth Building
Los Angeles, California 90095-1406
Telephone: (310) 206-4401
Facsimile: (310) 206-3619
Attention: Director

16.    Assignability

        16.1 This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns, but will be personal to Prometheus and assignable by Prometheus only with the written consent of The Regents, which consent shall not be unreasonably withheld. Any other attempt by Licensee to assign this Agreement is void unless Licensee obtains the prior written consent of The Regents.

17.    Late Payments

        17.1 In the event royalty payments, fees, or patent prosecution costs are not received by The Regents when due, Prometheus will pay to The Regents interest charges at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Acceptance by The Regents of any late payment interest from Prometheus under this Paragraph 17 will in no way affect the provision of Article 18 (Waiver) herein.

18.    Waiver

        18.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.

19.    Failure to Perform

        19.1 In the event of a material failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party will be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

20.    Governing Laws

        20.1 THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

21.    Government Approval or Registration

        21.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Prometheus will assume all legal obligations to do so. Prometheus will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Prometheus will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

22.    Export Control Laws

        22.1 Prometheus will observe all applicable United States and foreign laws with respect to the transfer of Patent Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

23.    Force Majeure

        23.1 The parties to this Agreement will be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any acts of God, catastrophes, or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. However, any party to this Agreement will have the right to terminate this Agreement upon 30 days' prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned above and such inability continues for a period of one year. Notices will be subject to Article 15 (Notices).

24.    Confidentiality

        24.1 Prometheus and The Regents respectively will treat and maintain the proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information ("Proprietary Information") of the other party in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five years after the date of termination of this Agreement. This confidentiality obligation will apply to the information defined as "Data" under the Secrecy Agreement, and such Data will be treated as Proprietary Information hereunder.

        24.2 All Proprietary Information will be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party, and delivered to the receiving party within 30 days after the oral disclosure as a record of the disclosure and the confidential nature thereof. Notwithstanding the foregoing, Prometheus and The Regents may use and disclose Proprietary Information to its employees, agents, consultants, contractors, and, in the case of Prometheus, its sublicensees, provided that any such parties are bound by a like duty of confidentiality.

        24.3 Nothing contained herein will in any way restrict or impair the right of Prometheus or The Regents to use, disclose, or otherwise deal with any Proprietary Information:

  24.3a
  that recipient can demonstrate by written records was previously known to it;

  24.3b
  that is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

  24.3c
  that is lawfully obtained without restrictions by recipient from sources independent of the disclosing party;

  24.3d
  that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency; or

  24.3e
  that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

        24.4 Upon termination of this Agreement, Prometheus and The Regents will destroy or return to the disclosing party proprietary information received from the other in its possession within 15 days following the effective date of termination. Prometheus and The Regents will provide each other, within 30 days following termination, with a written notice that Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of Proprietary Information for archival purposes in non-working files.

25.    Infringement under Drug Price Competition Act

        25.1 In the event either party receives notice pertaining to any patent included within Patent Rights pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, (Public Law 98-417, "the Act") including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an abbreviated NDA ("ANDA") or a "paper" NDA, or in the case of an infringement of Patent Rights as defined in Section 271(e) of Title 35 of the United States Code, such party will notify the other party promptly.

        25.2 The Regents hereby authorizes Prometheus to include in any NDA for a Patent Product, a list of patents included within Patent Rights identifying The Regents as patent owner.

26.    Miscellaneous

        26.1    Headings.    The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        26.2    Effectiveness of Agreement.    This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it will be effective as of the Effective Date recited on page one.

        26.3    Amendment.    No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed on behalf of each party.

        26.4    Entire Agreement.    This Agreement embodies the entire understanding of the parties and will supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement specified in the Recitals in this Agreement and dated March 19, 1999 is hereby terminated.

        26.5    Severability.    In case any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, but this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

        26.6    Joint Preparation.    This Agreement has been negotiated and prepared jointly by both parties and shall not be construed for or against any party but shall be given a fair and reasonable construction in accordance with the intention of the parties.

        26.7    Independent Contractors.    The relationship between the parties is that of independent contractors. The parties are not joint venturers, partners, principal and agent, master and servant, employer and employee, and have no other relationship other than independent contracting parties. Neither party shall have power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

        26.8    Compliance with Laws.    Each party shall comply with all applicable federal, state and local laws an regulations in connection with its activities pursuant to this Agreement.

        26.9    Attorneys' Fees.    In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including actual attorney's fees, incurred therein by such successful party, and if such successful party shall recover a judgment in any such action or proceeding, such costs, expenses and attorneys' fees may be included in and as part of such judgment

        In witness whereof, both The Regents and Prometheus have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

Prometheus Laboratories, Inc.
By:	/s/ Michael J. Walsh Michael J. Walsh, Chief Executive Officer
The Regents of the University of California
By:	/s/ Patricia Brennan
Name:	Patricia Brennan
Title:	Director Office of Sponsored Research

EXHIBIT A
PATENT RIGHTS

Joint Inventions Patent Rights
(UCLA/CSMC)

S.N. 08/837,058
Diagnosis, prevention and treatment of ulcerative colitis, and clinical subtypes thereof, using Histone H1

PCT/US97/06987
Diagnosis, prevention and treatment of ulcerative colitis, and clinical subtypes thereof, using Histone H1

S.N. 08/804,106/ FP-PM-2713
Ulcerative colitis pANCA secretory vesicle antigen and methods of using same

PCT/US97/13059
Ulcerative colitis pANCA secretory vesicle antigen and methods of using same

UCLA Inventions Patent Rights

S.N.09/041,889
Diagnosis, prevention and treatment of ulcerative colitis, and clinical subtypes thereof, using microbial UC pANCA antigens
(UCLA)

UCLA Case No. LA 99-558-01
DNA Sequence from Organism Implicated In IBD

QuickLinks

  Exhibit 10.22
Exclusive License Agreement Between The Regents of the University of California and Prometheus Laboratories, Inc.
EXHIBIT A PATENT RIGHTS